Exhibit 10.18

Equity Pledge Agreement

This Equity Pledge Agreement (hereinafter referred to as the “Agreement”) is entered into by and among the following Parties as of May 20, 2019 in Beijing, the People’s Republic of China (“PRC”, for purposes of this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan):

(1)                                 Ucommune (Beijing)  Technology Co., Ltd. (hereinafter referred to as the “Pledgee” or the “WFOE”), a wholly foreign-owned limited liability company duly incorporated and validly existing under the laws of the People’s Republic of China, with its registered address at No. 8A, Zhaofeng First Street, Zhaofeng Industrial Base, Zhaoquanying Town, Shunyi District, Beijing, its unified social credit code being 91110113MA01GJH80T;

(2)                                 Beijing Ubazaar Technology Co., Ltd. (hereinafter referred to as the “Target”), a limited liability company duly incorporated and validly existing under the laws of the People’s Republic of China, with its registered address at No. 2230, 2/F, No. A56, Zhongguancun South Street, Haidian District, Beijing, China, its unified social credit being 91110108MA01EBM04C;

(3)                                 Nan Shi (hereinafter referred to as the “Pledgor”), a Chinese citizen, her ID number being [____________];

The above parties are individually referred to as a “Party” or the “Party” and collectively referred to as the “Parties”.

Whereas,

1.              As of the signing date of this Agreement, the Pledgor holds 100% of the equity in the Target.

2.              On the signing date of this Agreement, the Parties to this Agreement have signed the Shareholders’ Voting Right Proxy Agreement and the Exclusive Option Agreement, while the WFOE and the Target have signed the Exclusive Business Cooperation Agreement (this Agreement, the Exclusive Business Cooperation Agreement, the Shareholders’ Voting Right Proxy Agreement and the Exclusive Option Agreement, as well as amendments made from time to time hereto and thereto, are collectively referred to as the “VIE Agreements”);

3.              To ensure that the Pledgor and the Target fulfill all their obligations, responsibilities and representations, warrants and covenants under the VIE Agreements (hereinafter collectively referred to as “Contractual Obligations”), the Pledgor agrees to pledge 100% of the Target’s equity it holds to guarantee the full performance of the Contractual Obligations. The Pledgee agrees to accept the pledge of the Target’s equity provided by the Pledgor;

After friendly negotiation, the Parties to this Agreement agree as follows regarding such pledge:

Article 1       Equity Pledge

1.1                     The Pledgor agrees to pledge, in accordance with the terms and conditions hereof, 100% of the Target’s equity it holds (hereinafter referred to as “Pledged Equity”) to the Pledgee, so as to guarantee the full performance of the Contractual Obligations. The Target hereby agrees for the Pledgor to so pledge the Pledged Equity to the Pledgee in accordance with the terms and conditions hereof.

1.2                     The scope of the equity pledge includes: (i) all service fees and interests receivable by the WFOE under the VIE Agreements; (ii) performance by the Pledgor of other obligations under the VIE Agreements; (iii) discharge and performance by the Pledgor and/ or the Target of all other indebtedness, monetary liabilities or other payment obligations to the Pledgee arising from or in connection with the VIE Agreements, including but not limited to, liquidated damages (if any), compensation and expenses for the realization of hypothecation rights (including but not limited to attorney’s fees, arbitration fees, evaluation and auctions fees of the Pledged Equity, etc., all the above service fees and interests thereof are collectively referred to as “Secured Indebtedness”).

1.3                     The Pledgor and the Target agree to, on the signing date hereof, record the pledge of the Pledged Equity hereunder on the register of members of the Target, and hand over the original register of members and the original capital contribution certificate of the Pledgor to the Pledgee for custody.

1.4                     The Pledgor promises to procure and cooperate with the Target to complete the registration formalities for the equity pledge within a reasonable time after the execution of this Agreement to the extent permitted by the relevant laws and policies, and to use its utmost efforts to maintain the registration in force. The hypothecation rights arising from the equity pledge hereunder will be established when the registration with the industrial and commercial department in respect of the pledge is completed. The Parties agree that, for the purpose of equity pledge registration, they shall separately sign an Equity Pledge Agreement in the form approved by the industrial and commercial department, and as to matters not covered in this Agreement or inconsistent with the provisions of this Agreement, this Agreement shall prevail to the extent permitted by law.

1.5                     During the term of this Agreement, the Pledgee shall not be held liable for any value depreciation of the Pledged Equity, nor have the Pledgor the right to put forward any form of recourse or claim, unless caused by the intentional misconduct or gross negligence of the Pledgee. If the value of the Pledged Equity is likely to drop significantly, which is sufficient to jeopardize the rights of the Pledgee, the Pledgee may at any time require the Pledgor to provide the corresponding security as a supplement. If the Pledgor refuses to provide or fails to provide supplementary security, the Pledgee may auction or sell the Pledged Equity on behalf of the Pledgor, and discuss with the Pledgor on applying the proceeds therefrom to discharge the Secured Indebtedness in advance or to deposit the same with a notary where the Pledgee is located (any and all expenses incurred thereby shall be borne by the Pledgor).

1.6                     Only with the prior consent of the Pledgee may the Pledgor increase the capital of the Target. Any increase in the capital contributed by the Pledgor to the registered capital of the Target as a result of any capital increase shall also become part of the Pledged Equity. The Target shall, and the Pledgor shall procure the Target to, record the change (including but not limited to capital increase) of the Pledged Equity in the Target’s share register within 3 working days after the occurrence thereof, complete the alteration registration with the industrial and commercial department within a reasonable period of time and provide the Pledgee with industrial and commercial registration certificates in relation to the equity pledge. The Pledgee will keep these certificates in the duration of the pledge hereunder.

1.7                     In the duration of the pledge, the Pledgee is entitled to receive all proceeds from the Pledged Equity (if any, including but not limited to bonuses, dividends and other proceeds arising from the equity pledge). With the prior written consent of the Pledgee, the Pledgor may receive dividends or bonuses in respect of the Pledged Equity. The dividends or bonuses received by the Pledgor in respect of the Pledged Equity shall be deposited in the designated account of the Pledgee, supervised by the Pledgee, and first used as Pledged Equity for the settlement of the Secured Indebtedness.

Article 2       Enforcement of Pledge

2.1                     The Parties agree that, upon the occurrence of any default or non-performance of the Contractual Obligations by the Pledgor or the Target, the Pledgee shall be entitled to exercise all its rights, remedies and powers under PRC Laws (including any laws, regulations, rules, notices, interpretations or other binding documents promulgated by any central or local legislative, administrative or judicial authority before or after the effectiveness of this Agreement, hereinafter referred to as “PRC Laws”), the VIE Agreements and this Agreement, including but not limited to the right to auction or sell the Pledged Equity for prior satisfaction of claims. The Pledgee is not responsible for any loss caused by its reasonable enforcement of such rights and powers.

2.2                     The Pledgee shall give written notice to the Pledgor when enforcing the pledge. Subject to the provisions of Section 5.1 hereof, the Pledgee may enforce the pledge when or at any time after a written notice is given in accordance with Section 5.1 of this Agreement.

2.3                     The Pledgee has the right to designate in writing its counsels or other agents to exercise any and all of the above rights and powers, to which the Pledgor shall not raise any objection.

2.4                     The proceeds obtained as a result of the exercise by the Pledgee of its rights and powers shall be applied in the following order of precedence:

Firstly, towards payment of all costs arising out of the disposal of the Pledged Equity and the exercise by the Pledgee of its rights and powers (including but not limited to court fees and renumerations paid to its counsels and agents);

Secondly, towards payment of the taxes payable in connection with the disposal of the Pledged Equity; and

Thirdly, towards repayment of the Secured Indebtedness to the Pledgee.

Any balance after the deduction of the foregoing payments shall either be returned by the Pledgee to the Pledgor according their respective shareholding ratio in the Target or any other person who may be entitled to such balance under relevant laws and regulations or be deposited by the Pledgee with a notary organ of the place of the Pledgee (any costs arising out of such deposit shall be borne by the Pledgor). To the extent permitted by PRC Laws, the Pledgor shall grant the above-mentioned proceeds unconditionally to the Pledgee or the subject designated by the Pledgee.

2.5                     The Pledgee shall have the right to exercise, at its option, concurrently or successively, any of its remedies for breach of contract; the Pledgee shall not be required to first exercise other remedies for breach of contract prior to exercising its right to auction or sell the Pledged Equity.

2.6                     If the Target needs to be dissolved or liquidated in accordance with the mandatory provisions of PRC Laws, after such dissolution or liquidation procedures are completed according to law, any proceeds received by the Pledgor from the Target according to law shall be, as required by the Pledgee (1) deposited in the designated account of the Pledgee, supervised by the Pledgee, and first used as Pledged Equity for the settlement of the Secured Indebtedness; or (2) unconditionally granted to the Pledgee or the subject designated by the Pledgee subject to PRC Laws.

Article 3       Period and Release of Pledge

3.1                     The pledge hereunder will be established when the registration with the industrial and commercial department in respect of the pledge is completed.

3.2                     Upon full and complete performance by the Pledgor and the Target of all of their Contractual Obligations and discharge of all Secured Indebtedness, the Pledgee shall, at the request of the Pledgor, release the Equity Pledge hereunder, the Pledgor and the Target shall complete the release of the equity pledge in the share register of the Target and the deregistration of the equity pledge with the relevant industry and commerce administration; reasonable costs arising from such release of equity pledge shall be borne by the Pledgor.

Article 4       Representations, Warranties and Covenants

4.1                     Each Party to this Agreement hereby irrevocably represents and warrants as follows:

(1)                                 It is an entity duly incorporated and validly existing with full capacity for civil conduct, or a natural person with full capacity for civil conduct;

(2)                                 It has full power and authority to execute, deliver and perform this Agreement and all other documents to be executed by it relating to their rights and obligations under this Agreement;

(3)                                 This Agreement and all other documents to be executed by it in relation to this Agreement will be duly and properly executed and delivered by the Party, and will be legally binding on the Party from their respective effective date;

(4)                                 There is no misrepresentation or major omission in any document previously provided by the Party to other Parties;

(5)                                 The execution, delivery and performance of this Agreement by it: (i) will not conflict with, or violate, or constitute, with the passage of time or the giving of notice, a default under: (a) the Pledgor’s business license, articles of association, license, approval granted by the government authority for its establishment, agreements relating to its establishment or any other constitutional document, (b) any other legal provisions by which it is bound, and (c) any contract or other documents to which the Pledgor is a party, or by which it or its assets are bound; (ii) will not result in any encumbrance on the assets of the Pledgor or entitle any third party to impose any encumbrance on its assets, except for the equity pledge involving the Target created hereunder; (iii) will not result in termination or modification of any contract or other documents to which the Pledgor is a party, or by which it or its assets are bound, or entitle any third party to terminate or modify the terms of such documents; (iv) will not result in any government approval, license, registration, etc. applicable to it, the Target and its Subsidiaries to be suspended, revoked, damaged, forfeited or unrenewable after expiration.

4.2                     The Pledgor hereby irrevocably represents, warrants and covenants as follows:

(1)                                 The Pledged Equity may be lawfully pledged and assigned. As of the effectiveness of this Agreement, the Pledgor is the sole lawful owner of the Pledged Equity free from any ongoing dispute as to the ownership thereof; and the Pledgor has the right to dispose of the Pledged Equity or any part thereof;

(2)                                 Except as otherwise agreed in the VIE Agreements, the Pledged Equity is free from any mortgage, pledge or other form of security, priority, statutory mortgage, property preservation measures, seizure, custody, leasehold, option or other form of encumbrances (hereinafter collectively referred to as “Encumbrances”) as of the effectiveness of this Agreement, and the pledge hereunder shall constitute the first priority security interest on the Pledged Equity;

(3)                                 During the term of this Agreement, without the prior written consent of the Pledgee, the Pledgor shall not transfer the Pledged Equity or any part thereof, or create or permit to be created any new security or any other burden on the Pledged Equity;

(4)                                 During the term of this Agreement, without the prior written consent of the Pledgee, the Pledgor shall not create or permit to be created any new encumbrance on the Pledged Equity, and any Encumbrance created on all or any part of the Pledged Equity without the prior written consent of the Pledgee shall be null and void;

(5)                                 During the term of this Agreement, without the prior written consent of the Pledgee, the Pledgor shall not conduct any act that would or may result in a decrease in the value of the Pledged Equity or impair the validity of the Pledge hereunder. If, due to reasons of the Pledgor, the value of the Pledged Equity decreases dramatically, which is sufficient to jeopardize the rights of the Pledgee, the Pledgor shall immediately notify the Pledgee of such, provide other properties to the satisfaction of the Pledgee as reasonably required by the Pledgee, and take necessary actions to resolve the above incident or mitigate its adverse effects;

(6)                                 The Pledgor shall comply with and enforce all laws and regulations concerning the pledge of rights during the term of this Agreement, shall present notices, instructions or advices to the Pledgee within 5 working days upon receipt of the same from the relevant authorities in respect of the pledge, and comply with such notices, instructions or advices, or raise objections and statements on the above matters at the reasonable request of the Pledgee or with the consent of the Pledgee.

(7)                                 The Pledgor has made and procured its heirs, successors, agents, property custodians, etc. to make all appropriate arrangements (if applicable), has signed and procured its heirs, successors, agents, property custodians, etc. to sign all required documents, to make sure that its heirs, creditors, assignees, successors, agents, property custodians, etc., who may acquire the equity or related rights, will continue to pledge its equity in the Target to the WFOE pursuant to this Agreement, upon its equity transfer, death, incapacity, divorce or other circumstances that may affect its exercise of the equity interests in the Target. The Pledgor assures the WFOE that it will continue to abide by the VIE Agreements.

4.3                     The Target hereby irrevocably warrants and covenants as follows:

(1)                                 Without the prior written consent of the Pledgee, the Target will not assist or permit the Pledgor to create any new Encumbrance on the equity;

(2)                                 The Target will not assist or permit the Pledgor to transfer the Pledged Equity without the prior written consent of the Pledgee;

(3)                                 When there arises any legal action, arbitration or other claim that may adversely affect the interests of the Target, the Pledged Equity or the Pledgee’s interests under the transaction agreements and this Agreement, the Target undertakes to promptly notify the Pledgee in writing in the soonest time possible, and to take all necessary measures to safeguard the Pledgee’s pledge interests in the equity at the reasonable request of Pledgee.

Article 5       Default Liabilities

5.1                     The Parties agree that, if any Party (hereinafter the “Defaulting Party”) commits material breach of any provision hereof, or materially fails to perform or delays in performing any obligation hereunder, such breach or failure or delay shall constitute a default under this Agreement (hereinafter a “Default”), then any non-defaulting Party shall be entitled to demand the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such reasonable period or within 10 working days following the written notice issued by the non-defaulting Party and the rectification requirement, the non-defaulting Party shall be entitled to decide to, at its discretion:

(1)                                 If the Pledgor or the Target is the Defaulting Party, the Pledgee has the right to terminate this Agreement and require the Defaulting Party to indemnify all the damages;

(2)                                 If the Pledgee is the Defaulting Party, the non-defaulting party has the right to require the Pledgee to indemnify all damages, and except as otherwise provided by law, under no circumstance will it have the right to terminate or dissolve this Agreement.

5.2                     Notwithstanding anything else contained herein, the effect of this section shall not be affected by the termination of this Agreement.

Article 6       Governing Law and Dispute Resolution

6.1                     The execution, effectiveness, construction and performance of this Agreement and the resolution of disputes hereunder shall be governed by and construed in accordance with PRC Laws.

6.2                     In the event of any dispute arising from the performance of this Agreement or in connection with this Agreement, any Party may submit such dispute to the China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with the arbitration procedures and rules thereof then in effect. The arbitration shall be conducted on a confidential basis and the arbitration language shall be Chinese. The arbitration award shall be final and binding on all Parties.

6.3                     Pending arbitration, except for the part under dispute that is subject to the arbitration, the Parties to this Agreement shall continue to exercise their respective rights hereunder and perform their respective obligations hereunder.

Article 7       Confidentiality

7.1                     Prior to the execution of this Agreement and during the term of this Agreement, one Party (hereinafter referred to as the “Disclosing Party”) has disclosed or may from time to time disclose any of its confidential information (including but not limited to business information, customer information, financial information, contracts, etc.) to any other Party (hereinafter referred to as the “Receiving Party”). The Receiving Party must keep the confidential information confidential and shall not use the confidential information for purposes other than those specified in this Agreement. The foregoing provisions shall not apply to the information that: (i) as shown by written records made before the disclosure by the Disclosing Party, has previously been known to the Receiving Party; (ii) has entered or will enter the public domain other than due to the breach of this Agreement by the Receiving Party; and (iii) was obtained by the Receiving Party from a third party having no obligation of confidentiality with respect to such information; and (iv) is under the obligation to be disclosed pursuant to the applicable laws, regulations, applicable listing rules or requirements of regulators, or is required to be disclosed to its employees, agents, legal counsels or financial advisors for its normal operations (provided that the Receiving Party shall make sure that each above-mentioned person complies with the related terms and conditions of this Agreement, and shall assume any responsibility for violation by any above-mentioned person of the related terms and conditions of this Agreement).

7.2                     The above confidentiality obligations are ongoing to the Parties to this Agreement and shall survive the termination of this Agreement.

Article 8       Force Majeure

8.1                     “Force Majeure” refers an event that is unforeseeable, unavoidable and unsurmountable, which makes the performance of this Agreement by any Party impossible in whole or in part. Such events include, but are not limited to, natural disasters, storms, tornadoes and other severe weather conditions, strikes, closures, lockouts or other industrial issues, wars, riots, conspiracy, enemy acts, acts of terrorism or violence by criminal organizations, blockades, serious illness or plague, earthquake or other crustal movements, floods and other natural disasters, bomb explosions or other explosions, fires, accidents, changes in legal provisions or their application.

8.2                     If an event of Force Majeure occurs, a Party’s obligations affected thereby under this Agreement shall be suspended during the period of delay caused by the Force Majeure and shall be automatically extended, without penalty or liability, for a period equal to such suspension. In the event of Force Majeure, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable endeavours to minimize the consequences of such Force Majeure.

Article 9       Fundamental Changes of Circumstances

As a supplementary agreement and without contravening other provisions of the VIE Agreements and this Agreement, if, at any time, in the opinion of the Pledgee, as a result of any promulgation of or amendment to any PRC Law, or of any change in the interpretation or application of such PRC Laws, or of any change in relevant registration procedures, the maintaining of the validity of this Agreement and/or the disposal of the Pledged Equity in the manner prescribed hereunder becomes illegal or contravenes such PRC Laws, the Pledgor shall, on the Pledgee’s written instruction and in accordance with its reasonable request, immediately take any action and/or execute any agreement or other documents so as to:

(1)                                 maintain the validity of this Agreement;

(2)                                 facilitate the disposal of the Pledged Equity in the manner prescribed hereunder; and/or

(3)                                 maintain or realize the security created or purported to be created hereunder.

Article 10  Notice

10.1                       All notices or written communications (including but not limited to written documents or notices hereunder) issued by one Party to the other Parties hereto shall be timely sent or delivered by letter (including express delivery) or email. The dates on which notices or communications shall be deemed to have been received shall be the third working day after the date of mailing if sent by letter (including express delivery), or the date of arrival at the recipient’s email system if sent by e-mail.

10.2                       For the purpose of notice, the contact details of the Parties hereto are as follows:

(1)                                 Ucommune (Beijing) Technology Co., Ltd.

Address: 8/F, Tower D, Sunshine 100, Guanghua Road, Chaoyang District, Beijing

Contact person: Nan Shi

Contact number: [____________]

Email: [____________]

(2)                                 Beijing Ubazaar Technology Co., Ltd.

Address: 8/F, Tower D, Sunshine 100, Guanghua Road, Chaoyang District, Beijing

Contact person: Nan Shi

Contact number: [____________]

Email: [____________]

(3)                                 Nan Shi

Address: 8/F, Tower D, Sunshine 100, Guanghua Road, Chaoyang District, Beijing

Contact number: [____________]

Email: [____________]

10.3                       Any Party may change its address for notices by a notice delivered to the other Parties in accordance with the terms hereof.

Article 11                            Miscellaneous

11.1                       This Agreement shall become effective upon the execution by the Parties, until all VIE Agreements except this Agreement have been terminated, or the secured Contractual Obligations and responsibilities have been performed or discharged, or the Pledgee or its designated entity has exercised its right to purchase the equity or assets in accordance with the terms of the Exclusive Option Agreement. The Pledgor and the Target shall take all actions to ensure the continued validity of the equity pledge registration during this period.

11.2                       If, under PRC Laws, any provision of this Agreement is invalid, illegal or unenforceable, all other terms of this Agreement shall remain in full force and effect. In the event that any provision hereof is held to be invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to amend this Agreement, so as to realize the original intent of the Parties as closely as possible in an acceptable manner.

11.3                       If any relevant regulatory authority proposes any amendment to this Agreement, the Parties shall negotiate and amend this Agreement accordingly.

11.4                       This Agreement shall supersede any other written or oral agreement between the Parties with respect to the subject matter hereof and shall constitute the entire agreement reached by and among the Parties hereto.

11.5                       Any Party may waive the terms and conditions of this Agreement, provided that such a waiver must be provided in writing and shall require the signatures of the Parties. No waiver by any Party in certain circumstances with respect to a breach by other Parties shall operate as a waiver by such a Party with respect to any similar breach in other circumstances.

11.6                       During the term of this Agreement, no Party may assign part or all of its rights or obligations hereunder to any third party without the prior written consent of the other Parties, but the Pledgee has the right to assign all or part of its rights and obligations hereunder without the consent of the other Parties. This Agreement shall be binding upon the Parties hereto and their respective lawful successors and assigns.

11.7                       Any modification or supplement to this Agreement must be made in writing, and except for the Pledgee assigning its rights hereunder in accordance with the provisions of Section 11.6, no modification or supplement of this Agreement shall be effective unless duly signed by the Parties hereto. If any modification or supplement to this Agreement requires the permission from and/or registration or filing with any government agency according to law, the Parties shall duly obtain such permission and/or complete such registration or filing procedures.

11.8                       This Agreement is written in five copies, with each Party holding one copy, and the rest retained by the Target, all having the same legal effect.

(No text below)

(No text on this page, this being a signature page to the Equity Pledge Agreement)

Ucommune (Beijing) Technology Co., Ltd.

/s/Seal of Ucommune (Beijing) Technology Co., Ltd.

Legal representative (or authorized representative):	/s/Daqing Mao

(No text on this page, this being a signature page to the Equity Pledge Agreement)

Beijing Ubazaar Technology Co., Ltd.

/s/Seal of Beijing Ubazaar Technology Co., Ltd.

Legal representative (or authorized representative):	/s/Nan Shi

(No text on this page, this being a signature page to the Equity Pledge Agreement)

Nan Shi

/s/Nan Shi